For Release 8:45 am, Oct. 28, 2009
Contact:
Patrick Little
President & CEO
Teche Holding Company
(337) 560-7151

Franklin, Louisiana

N E W S	R E L E A S E

Teche Holding Company Earns Record $3.35 Per Share FYE 2009

FRANKLIN, LA –Oct. 28, 2009 – Teche Holding Company (NYSE AMEX: TSH),the parent company for Teche Federal Bank, today reported that steady increases in SmartGrowth deposits and loans, increasing interest margin, and solid capital ratios, contributed to record earnings per share for fiscal 2009 and strong fourth quarter earnings. Net income for the fiscal fourth quarter ended September 30, 2009 increased to$1.98 million, or $0.94 per diluted share, compared to $1.73 million, or $0.81 per diluted share in the immediate prior quarter. Earnings were $2.12 million or $0.99 per diluted share a year ago.

For fiscal 2009, Teche’s net income was a record $3.35 per diluted share compared to $2.63 per diluted share for fiscal 2008.

“We not only generated record earnings per share, but had good book value growth, capital growth and increased SmartGrowth deposits and loans boosting our net interest margin,” said Patrick O. Little, President and Chief Executive Officer. “We are now better positioned to take advantage of possible future opportunities and to weather future possible challenges,” continued Little.

“These notable results were generated despite an ongoing national recession, economic uncertainties, and two items that reduced diluted earnings per share $0.48 this year. Specifically, we recorded impairment charges of $0.36 per share related to our private label mortgage-backed securities portfolio and an FDIC special assessment (levied on all insured banks) of $0.12 per share. During these challenging times, our dedicated employees continue to provide excellent customer service which has resulted in an increase in both SmartGrowth deposits and loans year after year,” said Little. SmartGrowth deposits are made up of Teche’s core deposits and exclude time deposits. SmartGrowth loans consist of all loans, excluding conforming home mortgage loans.

According to the Louisiana Economic Outlook (LEO) reported earlier this month, the state of Louisiana, contrary to the rest of the country, will hit “record employment levels” in 2010 and 2011. While not as high as previous years, the LEO continues to predict job growth in south Louisiana. The LEO predicts growth in the Lafayette MSA of 0.5%, in the Houma MSA of 0.9% and the Baton Rouge MSA of 1.5%. These three market areas comprise practically all of the market of Teche Federal Bank. While this is considerably better than the rest of the country, the LEO states that it will be even better if several key proposals in Congress are defeated. Of particular concern were the following proposals: the budget, which includes a $33 billion tax on the oil extraction industry; the cap and trade legislation; the significant increases on the regulation of businesses and other proposals of concern. The LEO states that proposals of this type “tend to arrest economic growth” and should they fail to become law, “Lafayette’s future will be much brighter than we have predicted” and “the Houma area economy will fare much better.”

Fiscal Fourth Quarter Financial 2009 Highlights

•	Solid Fourth Quarter diluted EPS of $0.94
•	The Bank sold $26 million in fixed rate loans for a gain of $559,000, or $0.18 per diluted share after tax

•	The Bank sold $26 million in fixed rate loans for a gain of $559,000, or $0.18 per diluted share after tax
•	Fourth Quarter operating revenue increased 9.8% over the prior year to a record $11.7 million.
•	Net interest margin (NIM) expanded to 4.14% for the quarter.
•	Fourth Quarter annualized return on average tangible equity of 11.53%, and return on average assets of 1.01%
•	Net interest income for the fourth quarter increased 10.3%, to $7.5 million.

Fiscal Year Financial 2009 Highlights

•	Record fiscal year EPS of $3.35
•	Significant Organic Growth: SmartGrowth Deposits increased 11.3%, while SmartGrowth Loans increased 7.2%
•	Net interest margin (NIM) expanded to 4.01% for fiscal 2009, up 30 basis points compared to fiscal 2008.
•	Tangible Book Value per share increased 6.5% to $32.33 from $30.37 a year ago
•	Tangible Stockholders’ Equity increased 5.6% to $67.8 million from $64.3 million a year ago.
•

The Bank’s capital ratios remained well above the regulatory requirements for well-capitalized institutions, with a solid total risk-based capital ratio of 12.72% compared to 12.21% as of September 30, 2008.

•	Tangible common equity to tangible assets stood at 8.90% compared to 8.40% a year earlier.
•	Fiscal year operating revenue increased 8.5% to a record $45.3 million.
•	Fiscal year return on average tangible equity of 10.49% and return on average assets of 0.91% compared to ROATE of 8.83%, and ROAA of 0.76% in fiscal 2008.
•	Asset quality remains strong, with non-performing assets at 1.19% of total assets and fiscal 2009 net charge-offs of only 0.29% of average loans.
•	Net interest income for the year increased 11.7%, to $28.9 million from $25.9 million for fiscal year 2008.
•	Teche paid 58 consecutive cash dividends since June 1995 and consistently increased annual cash dividends to its present $1.405 per share, generating an annualized yield of 4.24%.

OPERATING RESULTS

“We are especially proud of our record profits for fiscal 2009, considering the state of the national economy,” said Little. “Even with the fact that we booked $0.90 per share in various charges this fiscal year, Teche still is posting record bottom line earnings.”

“We were also very pleased with our return on assets and return on equity,” said Little. For fiscal 2009, the annualized return on average assets was 0.91% and return on average tangible equity was 10.49%, resulting in increased capital and increased book value per share.

“We also had record top-line results,” said Little. Revenues for the quarter, consisting of net interest income (before provision for loan losses) plus non-interest income, increased 9.8% to a record $11.7 million for the fiscal fourth quarter, compared to $10.7 million for fiscal fourth quarter 2008.

For fiscal 2009, revenue increased 8.5% to a record $45.3 million, compared to $41.7 million for fiscal 2008. Net interest income before the provision for loan losses increased 11.7% to $28.9 million for fiscal 2009, compared to $25.9 million for the same period a year ago.

The table below reflects Teche’s operating revenues in millions over the past five quarters:

Operating Revenue	Sep ‘09	Jun ‘09	Mar ‘09	Dec ‘08	Sep ‘08
Net Interest Income	$7.5	$7.6	$7.1	$6.8	$6.8
Non Interest Income	4.2	4.0	4.1	4.0	3.9
Operating Revenue	$11.7	$11.6	$11.2	$10.8	$10.7

Fiscal fourth quarter 2009 marked the eighth consecutive quarter of NIM expansion for Teche as the Company benefits from the success of its SmartGrowth strategy. For fiscal 2009, net interest margin was 4.01% compared to 3.71% for fiscal 2008.

“While our loan yields fell by 8 basis points, we reduced our cost of funds by 10 basis points, thus expanding our net interest margin by 2 basis points to 4.14%, for the quarter. This compares to 3.85% in the fourth fiscal quarter a year ago and 4.12% in the linked quarter,” remarked Little.

Net interest income, before provision for loan losses, increased 10.3% to $7.5 million in fiscal fourth quarter of 2009 compared to $6.8 million in fiscal fourth quarter a year ago.

Non-interest income increased to $4.2 million for the quarter from $4.0 million in the linked quarter and $3.9 million a year ago. This amounted to 2.16% of average assets for the quarter, compared to 2.04% for the linked quarter and 2.04% a year ago. For fiscal 2009, non-interest income was 2.09% of average assets compared to 2.11% for fiscal 2008. Deposit fees comprised 91.9% of non-interest income for the quarter, compared to 92.1% for the linked quarter and 95.8% a year ago. For fiscal 2009, deposit fees comprised 91.7% of non-interest income, compared to 95.7% for fiscal 2008.

Additionally, the Bank sold $26 million of fixed rate home loans to FNMA at a net gain of $559,000. The benefits of this sale include: improvements in our capital ratios and interest rate risk profile.

For the quarter, non-interest expense was $7.9 million or 4.03% of average assets, compared to the linked quarter of $8.2 million or 4.15% of average assets, a decrease of 3.8%, primarily due to a special FDIC assessment recorded in June 2009. Compared to the same quarter in fiscal 2008, non-interest expense increased from $7.6 million, or 3.97% of average assets, to $7.9 million or 4.03%, primarily due to FDIC deposit insurance.

ASSET QUALITY

“We remain focused on credit quality and capital adequacy, and we compare favorably to our peers on both measures,” stated Little. “As a result of our solid commitment to sound underwriting standards, effective servicing and diligent collection efforts, our credit quality remained strong, and we believe our strong credit culture will continue to serve us well. $1.3 million of charge-offs recorded this quarter were primarily the result of a multi-family real estateproject. This project has been completely resolved. The asset was sold to a new owner and there is no new credit relationship with Teche.”

The following table sets forth asset quality ratios for each of the past five quarters:

	Sep ‘09	Jun ‘09	Mar ‘09	Dec ‘08	Sep ‘08
Net Charge-offs/Average Loans	0.22%	0.03%	0.03%	0.01%	0.01%
ALLL/NPLs	95.44%	74.30%	84.60%	87.00%	86.80%
ALLL/NPAs	74.86%	68.00%	77.80%	78.80%	82.00%
ALLL/Loans	1.14%	1.10%	1.05%	0.93%	0.94%
Non-Accrual Loans/Loans	1.02%	1.07%	0.84%	0.81%	0.64%
NPAs/Assets	1.19%	1.27%	1.05%	0.93%	0.88%

Net charge-offs in fiscal fourth quarter were $1.3 million, or 0.22% of average loans, compared to $0.1 million, or 0.01% of average loans, for the same period a year ago. For fiscal 2009, net charge-offs totaled $1.8 million, or 0.29% of average loans, compared to $0.4 million, or 0.06% of average loans for fiscal 2008. “Charge-offs were higher than our historical experience this quarter but we continue to compare very favorably to our peers and the overall banking industry.”

The allowance for loan and lease losses (ALLL) increased to $6.8 million, or 1.14% of total loans at year end, compared with $5.50 million, or 0.94% of total loans, at September 30, 2008, in part reflecting growth in the loan portfolio and non-performing loans. At June 30, 2009, the allowance for loan and lease losses was $6.8 million, or 1.10% of total loans.

The following table sets forth the allowance for loan loss calculations for each of the past 5 quarters.

(in 000’s)	Sep ‘09	Jun ‘09	Mar ‘09	Dec ‘08	Sep ‘08
Beginning ALLL	$6,836	$6,478	$5,531	$5,545	$5,470
Provision for Loan Losses	1,286	550	1,035	155	160
Net Charge-offs	1,316	192	188	69	85
Ending ALLL	$6,806	$6,836	$6,478	$5,631	$5,545

Non-performing assets totaled $9.1 million, or 1.19% of total assets, at September 30, 2009, compared to $10.0 million, or 1.27% of total assets at June 30, 2009, and $6.8 million, or 0.88% of total assets, a year ago. Non-performing assets consist of non-accrual loans, accruing loans 90 days or more past due, restructured loans and other real estate owned.

BALANCE SHEET

Total net loans grew 0.7% to $588.5 million at September 30, 2009, compared to $584.6 million a year ago and decreased 3.8% compared to $612.0 million at June 30, 2009 primarily due to the sale of approximately $26 million in single family fixed rate mortgage loans in August 2009. Teche originated $54.5 million in loans during the current quarter, including $45.5 million in SmartGrowth loans, of which $26.6 million were commercial loans.

Teche’s total assets decreased 0.6% to $765.0 million, at September 30, 2009, compared to $769.5 million a year ago. Total assets decreased from $789.5 million at June 30, 2009 primarily due to the sale of loans set forth above and a corresponding reduction in total deposits.

At September 30, 2009 SmartGrowth loans comprised 77.3% of the total loan portfolio, compared to 72.8% a year ago. SmartGrowth loans increased 7.2% to $460.3 million at September 30, 2009 compared to $429.5 million a year ago, and decreased 0.4% from $462.1 million at June 30, 2009.

SmartGrowth deposits at September 30, 2009 were 62.8% of total deposits compared to 56.1% a year ago. SmartGrowth deposits increased 11.3% to $367.7 million at September 30, 2009 compared to $330.4 million a year ago. Following the run-off of $41.1 million of primarily higher cost time deposits, total deposits were $585.5 million at September 30, 2009, compared $589.2 million at September 30, 2008.

“Checking deposits were down seasonally this quarter,” said Little, “but our year-over-year gain in checking and total SmartGrowth deposits showed a significant increase for the year.”

“The organic growth in SmartGrowth loans and deposits has been the cause of much of the success of the Bank this past year,” said Little.

Consumer and commercial loans increased 9.5% and 11.9% respectively over the past year. Consumer loans now total $108.0 million at September 30, 2009 and commercial loans increased to $210.2 million. “Our recent increase in consumer loans has been remarkable,” said Little. “Not only did we post a significant increase in consumer loan balances, but the interest rate on consumer loans increased. Further, net charge-offs for consumer loans have been very low. As a result, we have again posted solid gains in both commercial and consumer loans this past quarter and have been encouraged by the steady increase in our SmartGrowth Loans,” commented Little.

Total stockholders’ equity increased by $3.4 million to $71.5 million, as earnings were partially offset primarily by cash dividends and repurchases during the quarter.

Total cash and securities in the portfolio continued to gradually decline to $125.1 million from $135.8 million a year ago. The vast majority of our securities are government-sponsored enterprise mortgage-backed securities, with only $4.2 million, or 0.5% of total assets in private label mortgage backed securities.

CAPITAL ADEQUACY

“We did not participate in the TARP program and our capital is strong,” added Little. “All capital ratios continue to exceed the ‘well-capitalized’ requirements established by banking regulators.”

The Tier 1 risk-based capital ratio was 11.51% at September 30, 2009, compared with 11.17% at June 30, 2009 and at September 30, 2008. The total risk-based capital ratio was 12.72% at September 30, 2009, compared with 12.15% at June 30, 2009 and 12.21% at September 30, 2008.

Tangible shareholders’ equity improved to $67.8 million, or 8.90% of total assets at September 30, 2009, compared with $64.3 million, or 8.40 % of total assets at September 30, 2008. Book value per share increased to $34.09 at September 30, 2009, from $32.12 a year ago and tangible book value per share increased to $32.33 at quarter end from $30.37 a year ago. The increases were primarily due to earnings, partially offset by dividends paid during the year.

On September 30, 2009, Teche paid a $0.355 per share quarterly cash dividend to shareholders, generating an annualized yield of 4.29% based on the recent share price. Teche has paid 58 consecutive quarterly cash dividends since June 1995. “Because of the solid performance of our balance sheet, we are able to continue rewarding shareholders with quarterly cash dividends,” Little noted.

ABOUT TECHE HOLDING COMPANY

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and provides various deposit, loan and investments services to over 60,000 customers. Founded in 1934, Teche Federal Bank is the fourth largest publicly traded (NYSE AMEX: TSH) bank based in Louisiana with over $765 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC).

www.teche.com

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company

TECHE HOLDING COMPANY
(Dollars in thousands, except per share data)
Franklin, LA
Statements of Income
(UNAUDITED)

	THREE MONTHS ENDED
	Sep.	Jun.	Mar.	Dec.	Sep.
	2009	2009	2009	2008	2008
Interest Income	$10,880	$11,130	$11,013	$11,214	$11,417
Interest Expense	3,386	3,583	3,950	4,378	4,620
Net Interest Income	7,494	7,547	7,063	6,836	6,797
Provision for Loan Losses	1,286	550	1,035	155	160
Net Interest Income after
Provision for Loan Losses	6,208	6,997	6,028	6,681	6,637
Non Interest Income	4,225	4,036	4,114	3,952	3,872
Non Interest Expense	7,894	8,204	7,678	7,595	7,604
Income Before Gain on Securities
and Sale of Loans	2,539	2,829	2,464	3,038	2,905
Gain(Loss) on Securities	(183)	(434)	18	(436)	1
Gain(Loss) on Sale of Loans	559	—	—	—	—
Income Taxes	932	662	826	838	787
Net Income (loss)	$1,983	$1,733	$1,656	$1,764	$2,119
Selected Financial Data
Dividends Declared Per Share	$0.355	$0.35	$0.35	$0.35	$0.35
Basic Earnings Per Common Share	$0.95	$0.82	$0.78	$0.83	$1.00
Diluted Earnings Per Common Share	$0.94	$0.81	$0.78	$0.83	$0.99
Annualized Return on Avg. Assets	1.01%	0.88%	0.85%	0.92%	1.11%
Annualized Return on Avg. Equity	10.91%	9.55%	9.24%	10.37%	12.28%
Annualized Return on Avg.
Tangible Equity (1)	11.53%	10.11%	9.79%	11.00%	13.02%
Yield on Interest Earning Assets	6.01%	6.07%	6.11%	6.26%	6.42%
Cost of Interest Bearing Liabilities	2.12%	2.22%	2.47%	2.77%	2.91%
Spread	3.88%	3.85%	3.64%	3.49%	3.56%
Net Interest Margin	4.14%	4.12%	3.92%	3.82%	3.85%
Non-Interest Income/Avg. Assets	2.16%	2.04%	2.12%	2.05%	2.02%
Non-Interest Expense/Avg. Assets	4.03%	4.15%	3.94%	3.94%	3.97%
Quarterly Net Charge-offs/Avg. Loans	0.22%	0.03%	0.03%	0.01%	0.01%
Weighted avg. shares Outstanding
Basic	2,096	2,107	2,118	2,118	2,118
Diluted	2,117	2,125	2,128	2,128	2,133
AVERAGE BALANCE SHEET DATA
Total Assets	$784,058	$790,499	$780,054	$770,227	$765,779
Earning assets	$724,678	$733,368	$720,998	$716,127	$711,430
Loans	$608,769	$615,616	$606,951	$601,355	$591,898
Interest-bearing deposits	$534,850	$538,403	$532,033	$528,575	$537,431
Total deposits	$600,339	$604,681	$596,291	$596,881	$593,869
Total stockholders’ equity	$72,723	$72,568	$71,689	$68,057	$69,045

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax effected basis. The amount was calculated using the following information.

Average Stockholders’ Equity	$72,723	$72,568	$71,689	$68,057	$69,045
Less average goodwill and other intangible assets,
net of related income taxes	3,694	3,703	3,708	3,715	3,723
Average Tangible Equity	$69,029	$68,865	$67,981	$64,342	$65,322

Net Income	$1,983	$1,733	$1,656	$1,764	$2,119
Plus Amortization of core deposit
intangibles, net of related income taxes	7	7	7	7	7
Net Income, as adjusted	$1,990	$1,740	$1,663	$1,771	$2,126

TECHE HOLDING COMPANY
(Dollars in thousands, except per share data)
Franklin, LA
Statements of Income
(UNAUDITED)

	Twelve months	Twelve months
	Ended	ended
	Sept.	Sept.
	2009	2008

Interest Income	$44,237	$45,633
Interest Expense	15,297	19,733
Net Interest Income	28,940	25,900
Provision for Loan Losses	3,026	825
Net Interest Income after
Provision for Loan Losses	25,914	25,075
Non Interest Income	16,328	15,813
Non Interest Expense	31,372	30,552
Income Before Gain on Securities
and Sale of Loans	10,870	10,336
Gain(Loss) on Securities	(1,035)	(2,580)
Gain(Loss) on Sale of Loans	559
Income Taxes	3,258	2,047

Net Income	$7,136	$5,709

Selected Financial Data

Dividends Declared Per Share	$1.41	$1.37
Basic Earnings Per Common Share	$3.38	$2.65
Diluted Earnings Per Common Share	$3.35	$2.63
Annualized Return on Avg. Assets	0.91%	0.76%
Annualized Return on Avg. Equity	9.98%	8.29%
Annualized Return on Avg.
Tangible Equity (1)	10.49%	8.83%
Yield on Interest Earning Assets	6.12%	6.60%
Cost of Interest Bearing Liabilities	2.40%	3.17%
Spread	3.73%	3.42%
Net Interest Margin	4.01%	3.71%
Non-Interest Income/Avg. Assets	2.08%	2.11%
Non-Interest Expense/Avg. Assets	4.02%	4.07%
FYTD Charge-offs/Avg. Loans	0.29%	0.06%
Weighted avg. shares Outstanding
Basic	2,110	2,154
Diluted	2,127	2,171

AVERAGE BALANCE SHEET DATA
Total Assets	$781,187	$749,825
Earning assets	$722,409	$697,236
Loans	$606,751	$594,944
Interest-bearing deposits	$533,022	$526,458
Total deposits	$597,559	$581,253
Total stockholders’ equity	$71,479	$68,833

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis.  The amount was calculated using the following information

Average Stockholders’ Equity	$71,479	$68,833

Less average goodwill and other intangible assets, net of related income taxes	3,715	3,743
Average Tangible Equity	$67,764	$$65,090

Net Income	$7,136	5,709
Plus Amortization of core deposit intangibles, net of related income taxes	28	36
Net Income, as adjusted	$7,108	$5,745

TECHE HOLDING COMPANY
(Dollars in thousands, except per share data)
Franklin, LA
Balance Sheet
(UNAUDITED)

	Sep. 2009	Jun. 2009	Mar. 2009	Dec. 2008	Sep. 2008
SmartGrowth Loans
Consumer	$108,013	$106,563	$104,524	$102,438	$98,632
Commercial	210,201	209,091	204,973	195,754	187,791
Home Equity	58,348	58,216	57,852	57,720	55,713
Alternative Mortgage Loans	83,775	88,200	88,305	88,181	87,404
Total SmartGrowth Loans	460,337	462,070	455,654	444,093	429,540
Mortgage Loans (owner occupied conforming)	134,996	156,759	157,954	160,410	160,596
	595,333	618,829	613,608	604,503	590,136
Allowance for Loan Losses	-6,806	-6,836	-6,478	-5,631	-5,545
Loans Receivable, Net	588,527	611,993	607,130	598,872	584,591

Cash and Securities	125,058	127,441	139,149	120,235	135,819
Goodwill and Other Intangibles	3,715	3,723	3,734	3,745	3,756
Foreclosed Real Estate	1,953	604	672	672	343
Other	45,818	45,752	44,811	44,094	44,979
TOTAL ASSETS	$765,071	$789,513	$795,496	$767,618	$769,488

SmartGrowth Deposits
Checking	$165,796	$168,733	$175,477	$158,742	$144,601
Money Market	95,461	108,668	120,865	121,621	130,399
Savings	106,479	93,485	78,944	57,387	55,390
Total Smart Growth Deposits	367,736	370,886	375,286	337,750	330,390
Time Deposits	217,733	234,556	236,403	251,032	258,838
Total Deposits	585,469	605,442	611,689	588,782	589,228

FHLB Advances	100,628	106,890	107,089	103,491	104,877
Other Liabilities	7,490	7,129	6,656	6,013	7,339
Stockholders’ Equity	71,484	70,052	70,062	69,332	68,044
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$765,071	$789,513	$795,496	$767,618	$769,488

Ratio of Equity to Assets	9.34%	8.87%	8.81%	9.03%	8.84%
Tangible Equity Ratio (2)	8.90%	8.44%	8.38%	8.59%	8.40%
Risk-Based Capital Ratio	12.72%	12.15%	11.98%	12.43%	12.21%
Book Value per Common Share	$34.09	$33.43	$33.08	$32.72	$32.12
Tangible Book Value Per Common Share (2)	$32.33	$31.67	$31.33	$31.00	$30.37
Non-performing Assets/Total Assets	1.19%	1.27%	1.05%	0.93%	0.88%
Shares Outstanding (in thousands)	2,097	2,095	2,118	2,116	2,118

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis.

The amount was calculated using the following information:
Stockholders’ Equity	$71,484	$70,052	$70,062	$69,332	$68,044
Less goodwill and other Intangible
assets, net of related income taxes	-3,692	-3,697	-3,704	-3,712	-3,721
Tangible Stockholders’ Equity	$67,792	$66,355	$66,358	$65,620	$64,323

Total Assets	765,071	$789,513	$795,496	$767,619	$769,488
Less goodwill and other Intangible
assets, net of related income taxes	-3,692	-3,697	-3,704	-3,712	-3,721
Total Tangible Assets	761,379	$785,816	$791,792	$763,907	$765,767

Quarter-End Loan Data	Total	Charge-	Charge-	90 Days +	90 Days +
Sept. 30, 2009	Loans	Offs	Offs	Non Accrual	Non Accrual
	Dollars	Dollars	Percentage	Dollars	Percentage
Real Estate Loans
Construction	$21,707	$0	0.0%	$1,066	4.91%
Permanent, Secured by:
1-4 Dwelling Units:
Revolving, Open-End Loans	17,529	0	0.0%	50	0.29%
All Other
Secured by First Liens	302,072	4	0.0%	4,408	1.46%
Secured by Junior Liens	13,882	5	0.04%	88	0.63%
Multifamily (5+ Dwelling Units)	23,921	1,139	4.76%	324	1.35%
Nonresidential Property (Except Land)	91,428	63	0.07%	371	0.41%
Land	34,644	0	0.0%	388	1.12%

Non-Real Estate Loans:
Commercial Loans	30,395	96	0.32%	98	0.32%
Consumer Loans:
Loans on Deposits	7,779	1	0.01%	50	0.64%
Auto Loans	3,044	(5)	(0.03)%	19	0.62%
Mobile Home Loans	40,327	6	0.01%	266	0.66%
Other	8,605	7	0.08%	2	0.02%
Gross Loans	$595,333	$1,316	0.22%	$7,130	1.20%

Non-accruals	$6,048
OREO & Foreclosed	1,962
90 + Days Past Due	1,082
Non-performing Assets	$9,092

NPAs/Assets	1.19%
NPAs/(Loans + OREO)	1.52%
LLR/Loans	1.14%
Net Charge-offs/Loans	0.22%

Average Loan Balances & Yields

Linked Quarter Comparison	09/30/2009		06/30/2009		Change	Change
	Balance	Yield	Balance	Yield	Balance	Yield
Real Estate Loans
1-4 Family	$362,662	6.12%	$371,900	6.20%	$(9,238)	-0.08%
Commercial	137,729	5.85%	135,699	6.10%	2,030	-0.25%
	500,391	6.04%	507,599	6.18%	(7,208)	-0.14%

Non-Real Estate Loans
Commercial	29,342	6.44%	30,158	6.37%	(816)	0.07%
Consumer	79,036	9.45%	77,859	9.27%	1,177	0.18%
	108,378	8.63%	108,017	8.46%	361	0.17%

Total All Loans	$608,769	6.50%	$615,616	6.58%	$(6,847)	-0.08%

Average Loan Balances & Yields

Prior Year Comparison	09/30/2009		09/30/2008		Change	Change
	Balance	Yield	Balance	Yield	Balance	Yield
Real Real Estate Loans 1-4 Family	$370,125	6.24%	$383,338	6.56%	$(13,213)	-0.32%
Commercial	130,063	6.18%	116,202	7.11%	13,861	-0.93%
	500,188	6.22%	499,540	6.69%	648	-0.47%

Non-Real Estate Loans
Commercial	29,464	6.44%	23,030	7.23%	6,434	-0.79%
Consumer	77,099	9.28%	67,044	9.25%	10,055	0.03%
	106,563	8.50%	90,074	8.73%	16,489	-0.23%
Total All Loans	$606,751	6.62%	$589,614	7.00%	$17,137	-0.38%

Interest-bearing Liabilities: Linked Quarter Comparison

Average balances	09/30/2009		06/30/2009		Change	Change	% Balance
	$Balance	Avg. Yield	$Balance	Avg. Yield	$Balance	Avg. Yield	Change
NOW Accounts	$102,756	0.47%	$106,830	0.48%	$(4,074)	-0.01%	-3.8%
Non-interest bearing Deposits	65,489	0.00%	66,278	0.00%	(789)	0.00%	-1.2%
Checking Total	168,245	0.29%	173,108	0.30%	(4,863)	-0.01%	-2.8%

Savings Accounts	97,036	0.88%	86,301	0.87%	10,735	0.01%	12.4%
Money Market Accounts	103,868	0.55%	114,376	0.91%	(10,508)	-0.36%	-9.2%

Total Smart Growth Deposits	369,149	0.52%	373,785	0.62%	(4,636)	-0.10%	-1.2%

Time Deposits	231,190	3.03%	230,896	3.13%	294	-0.10%	0.1%

Total Deposits	$600,339	1.49%	$604,681	1.58%	$(4,342)	-0.09%	-0.7%

FHLB Advances	103,328	4.47%	106,193	4.51%	(2,865)	-0.04%	-2.7%

Total Interest-bearing liabilities	$638,178	2.12%	$644,596	2.22%	$(6,418)	-0.10%	-1.0%

Interest-bearing Liabilities: Prior Year Comparison

Average balances	09/30/2009		09/30/2008		Change	Change	% Balance
	$ Balance	Avg. Yield	$ Balance	Avg. Yield	$ Balance	Avg. Yield	Change
NOW Accounts	101,311	0.53%	$83,516	0.55%	$17,795	-0.02%	21.3%
Non-interest bearing Deposits	64,537	0.00%	54,796	0.00%	9,741	0.00%	17.7%
Checking Total	165,848	0.32%	138,312	0.33%	27,536	-0.01%	19.9%

Savings Accounts	76,214	0.87%	52,851	0.77%	23,363	0.10%	44.2%
Money Market Accounts	115,227	1.24%	125,905	2.71%	(10,678)	-1.47%	-8.5%

Total Smart Growth Deposits	357,289	0.74%	317,068	1.35%	40,221	-0.61%	12.7%

Time Deposits	240,270	3.28%	264,185	4.16%	(23,915)	-0.88%	-9.1%

Total Deposits	597,559	1.76%	581,253	2.63%	16,306	-0.87%	2.8%

FHLB Advances	105,060	4.54%	95,225	4.67%	9,835	-0.13%	10.3%

Total Interest-bearing liabilities	$638,082	2.40%	$621,682	3.17%	$16,400	0.69%	2.6%

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